                                                        FOR IMMEDIATE RELEASE
                                           FOR FURTHER INFORMATION:
                                                             Vicon Industries: Joan Wolf: 631/650-6201
                                                                          BlissPR: John Bliss: 212/840-1661

VICON REPORTS FOURTH QUARTER AND FISCAL YEAR 2010 RESULTS

HAUPPAUGE, NY, December 2, 2010 - Vicon Industries, Inc. (VII: NYSE-AMEX), a leading designer and producer of video security and surveillance systems, today reported operating results for the fourth fiscal quarter and year ended September 30, 2010.   The announcement was made by Chairman and CEO Ken Darby, who said “the fourth quarter and full year results reflect a continuing weak capital spending environment in all our primary markets worldwide”.

For the fourth quarter, net sales were $13.1 million, a 14% decrease compared with $15.3 million in the year ago period.  Net income for the quarter totaled $120,000 ($.03 per diluted share) compared with net income of $645,000 ($.14 per diluted share) for the same period last fiscal year.

For the 2010 fiscal year, net sales were $48.7 million, a 19% decline compared with $60.4 million for the prior fiscal year.  A net loss was incurred totaling $1.250 million ($.28 per share) compared with net income of $2.0 million ($.43 per diluted share) for the prior fiscal year.

Commenting on the fourth quarter and full year results, Mr. Darby said, “while business in the U.S. exhibited some strengthening during the year, our international business was weak throughout the entire year.  Foreign revenues were hurt by a combination of unfavorable exchange rates and weak economies”.

For the quarter, U.S. revenues were off 2% to $8.7 million compared with $8.9 million, while foreign sales were down 31% at $4.4 million against $6.4 million in the year ago quarter.  For the year, U.S. revenues were $28.7 million, down 11% compared with $32.0 million, while foreign sales were off 30% at $20.0 million against $28.4 million a year ago.  Order intake for the fourth quarter was $10.7 million compared with $13.1 million in the year ago fourth quarter and $48.9 million versus $59.3 million for the full year comparison.

For the quarter, gross margins were 42.6%, compared with 46.3% in the year ago fourth quarter.  For the year, margins were 42.1% versus 45.2% for the prior year.  The overall lower margin for the quarter and full year principally reflects pricing concessions in the face of heightened competition for fewer projects throughout the year.  Operating costs totaled $5.4 million versus $6.2 million in the year ago fourth quarter and for the year were $22.4 million compared with $24.3 million for the prior year.  The reduction in operating costs for both periods was principally the result of lower sales and marketing costs and a favorable currency translation effect associated with foreign operating costs.

Mr. Darby said Vicon’s financial position at September 30, 2010 remained healthy, notwithstanding the operating loss.  At year end, the Company had $14.1 million in cash and liquid securities, no interest bearing debt, net tangible equity of $33.6 million (equal to $7.47 per outstanding share) and a working capital ratio of 4.7 to 1.

Product development activities in fiscal 2010 produced the sixth generation of ViconNet®, the Company’s enterprise class physical security information management (PSIM) system.  ViconNet Version 6 supports the latest compression technology, browser functionality and improved virtual matrix capability.  Mr. Darby said an aggressive development schedule is again planned for fiscal 2011 featuring, among other things, enhancements to the ViconNet (PSIM) platform and a new line of mega pixel robotic dome cameras.

As previously reported, on August 16, 2010 the U.S. Patent Office Board of Appeals and Interferences (BPAI) affirmed the examiner’s finding of invalidity of two of the claims asserted by Lectrolarm against the Company and reversed the examiner’s finding of invalidity of the other three asserted claims.  The U.S. District Court for the Western District of Tennessee then reopened Lectrolarm’s patent infringement suit against the Company, which had been stayed pending the BPAI’s ruling.  The case is now scheduled for trial in early 2012.  On November 19, 2010 the Company again petitioned the U.S. Patent and Trademark Office (USPTO) to re-examine the remaining asserted three claims based upon newly discovered prior art.  The USPTO has 90 days to decide if it will re-examine these claims.  “Clearly we were disappointed the BPAI did not uphold all of the examiner’s findings of invalidity.  Based upon the new art, we have filed for re-examination again.  We continue to believe the patent is invalid and are committed to proving so, in a court of law if necessary,” said Mr. Darby.  Should the matter proceed through trial, the attorneys and expert witnesses have currently estimated their fees at approximately $1.7 million.  Mr. Darby also said settlement discussions have been ordered by the court but there can be no assurance a settlement can be reached.

Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties.  Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties.  Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations
                                              Vicon Industries, Inc.

                                                  Condensed Statements of Operations

	Three Months Ended September 30,		Year Ended September 30,
	2010	2009	2010	2009

Net sales	$13,116,000	$15,284,000	$48,681,000	$60,445,000

Gross profit	5,590,000	7,076,000	20,498,000	27,293,000

Selling, general and administrative expense	4,058,000	4,835,000	16,920,000	18,856,000

Engineering and development expense	1,346,000	1,371,000	5,510,000	5,406,000

Operating income (loss)	186,000	870,000	(1,932,000)	3,031,000

Income (loss) before income taxes	234,000	1,037,000	(1,743,000)	3,219,000

Income tax expense (benefit)	114,000	392,000	(493,000)	1,202,000

Net income (loss)	$120,000	$645,000	$(1,250,000)	$2,017,000

Earnings (loss) per share:
Basic	$.03	$.14	$(.28)	$.44

Diluted	$.03	$.14	$(.28)	$.44

Shares used in computing earnings (loss) per share:
Basic	4,502,000	4,615,000	4,536,000	4,626,000
Diluted	4,546,000	4,721,000	4,536,000	4,730,000